Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Senior Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar Grows Year-Over-Year Revenue 15% and EBITDA 255%
Raises 2014 Revenue and Earnings Guidance

WASHINGTON, DC - April 23, 2014 - CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and online marketplaces, announced today that revenue for the first quarter of 2014 was $119.1 million, an increase of approximately 15% over revenue of $104.0 million for the first quarter of 2013.

EBITDA in the first quarter of 2014 increased to $27.0 million compared to $7.6 million in the first quarter of 2013, which represents an increase of $19.4 million or 255% year-over-year. Adjusted EBITDA (defined below) was $37.0 million in the first quarter of 2014 versus $25.7 million in the first quarter of 2013, which is an increase of 44% year-over-year. Adjusted EBITDA margin was 31.1% for the first quarter of 2014 compared to 24.7% for the first quarter of 2013.

“We had a very strong first quarter as we continued to drive solid revenue growth,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “In March, we generated our highest monthly net new sales in our history which is a result of the substantial expansion of our field sales team late last year. As new sales executives become more productive throughout 2014 and into 2015, I expect our sales will continue to grow.”

Florance continued, “Today we are very focused on executing on an exciting new business plan for Apartments.com. We announced our agreement to acquire Apartments.com less than two months ago and we closed the acquisition just 22 days ago, yet in that short time we believe we have developed a transformative customer centric business plan that will result in significant and sustainable revenue and earnings growth. Hundreds of talented personnel from LoopNet, CoStar, and Apartments.com are already aligning and working together to jointly execute on that innovative business plan. I believe that this is the fastest I have ever seen merging companies come together around a common business objective.”

Year 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)
	2013				2014
	Q1	Q2	Q3	Q4	Q1

Revenues	$104.0	$109.0	$112.3	$115.6	$119.1
EBITDA	7.6	25.3	29.8	31.5	27.0
Net income (loss)	(2.4)	8.3	11.1	12.8	9.7
Net income (loss) per share - diluted	(0.09)	0.29	0.39	0.45	0.34
Weighted average outstanding shares - diluted	27.4	28.2	28.3	28.4	28.8

Adjusted EBITDA	25.7	32.6	37.7	40.8	37.0
Non-GAAP Net Income	13.0	17.2	20.2	22.2	19.8
Non-GAAP Net Income per share - diluted	0.47	0.61	0.71	0.78	0.69

Net income in the first quarter of 2014 was $9.7 million or $0.34 per diluted share compared to a net loss of ($2.4) million or ($0.09) per diluted share in the first quarter of 2013. Non-GAAP net income (defined below) in the first quarter of 2014 was $19.8 million or $0.69 per diluted share, which represents an increase of $6.8 million or 52% year-over-year.

As of March 31, 2014, the Company had approximately $245.6 million in cash, cash equivalents, short-term and long-term investments. Short and long-term debt totaled approximately $148.8 million as of March 31, 2014.

On April 1, 2014, the company entered into a credit agreement that provides for a $400 million term loan facility and a $225 million revolving credit facility, each with a term of five years. The proceeds of the term loan facility and the initial borrowing under the revolving credit facility in an amount of $150 million were used to refinance the existing credit agreement, including related fees and expenses, and pay a portion of the consideration and transaction costs related to the Apartments.com acquisition that closed on April 1, 2014. The undrawn proceeds of the revolving credit facility will be available for working capital and other general corporate purposes of CoStar and its subsidiaries.

2014 Outlook

The Company is raising its 2014 revenue and earnings guidance based on first quarter results and the acquisition of Apartments.com.

“We are excited that CoStar Group’s top-line growth remains strong while expanding EBITDA margins, and we believe the Apartments.com acquisition positions us for continued long-term growth,” stated CoStar Group Chief Financial Officer Brian J. Radecki. “We are raising our revenue guidance for the full year 2014 and now expect consolidated revenue of approximately $560 million to $570 million.”

Revenue guidance for the combined companies is based on the previously issued range of $490 million to $498 million for CoStar Group’s existing business, as well as pro-rata Apartments.com revenue for approximately nine months and the impact of purchase accounting adjustments. Also, the Company expects revenue synergies in 2014 of approximately $3 million to $4 million offset by a decrease of $2 million to $3 million in revenue from the discontinuation of non-core services at Apartments.com.

On a combined basis, including CoStar Group and Apartments.com, the Company expects the acquisition of Apartments.com to be accretive to non-GAAP net income in 2014.

“For the full year of 2014, the Company is raising earnings guidance and now expects non-GAAP net income per diluted share (defined below) in a range of approximately $3.05 to $3.15,” added Radecki.

For the combined company, non-GAAP net income per diluted share for 2014 includes CoStar’s existing business of $2.92 to $3.02, the pro-rata non-GAAP net income of Apartments.com for approximately nine months, as well as the impact of approximately $0.18 per diluted share of incremental interest expense related to the debt incurred to finance the acquisition.  The Company also expects to invest approximately $9 million, or approximately $0.19 non-GAAP net income per share, in sales and marketing at Apartments.com to further drive the expected revenue synergies later this year and into 2015. Adjusted EBITDA is expected to be in a range of approximately $171 million to $175 million for 2014, an increase of approximately $15 million from CoStar’s prior guidance. This increase is primarily attributable to the pro-rata impact of the Apartments.com acquisition.

For the second quarter of 2014, the Company expects consolidated revenue of approximately $143 million to $145 million and non-GAAP net income per diluted share of approximately $0.69 to $0.73.

CoStar Group expects approximately $20 million in annual revenue and cost synergies to be achieved with the combination of the two companies. Synergies are anticipated to begin in the second half of 2014 and to be achieved within 24 months of completion of the acquisition.

The preceding forward-looking statements reflect CoStar Group’s expectations as of April 23, 2014, including forward-looking non-GAAP financial measures on a consolidated basis. The Company is not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the disclosed non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition and integration related costs, (iii) restructuring charges and related costs, and (iv) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments, (v) restructuring charges and related costs, and (vi) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share (also referred to as non-GAAP EPS) is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call at 11:00 AM EDT on Thursday, April 24, 2014 to discuss first quarter 2014 results, the closing of the Apartments.com transaction and to provide combined revenue and earnings guidance for 2014. The audio portion of the conference call will be broadcast live over the Internet at www.CoStar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1093 (from the United States and Canada) or (612) 332-0107 (from all other countries) and refer to conference code 323568. An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 323568. The webcast replay will also be available in the Investors section of CoStar's website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2014	2013

Revenues	$119,076	$104,033
Cost of revenues	33,643	33,606
Gross margin	85,433	70,427

Operating expenses:
Selling and marketing	27,745	26,978
Software development	12,351	12,102
General and administrative	24,897	29,820
Purchase amortization	3,299	4,125
	68,292	73,025

Income (loss) from operations	17,141	(2,598)
Interest and other income	137	104
Interest and other expense	(1,615)	(1,755)
Income (loss) before income taxes	15,663	(4,249)
Income tax expense (benefit), net	5,923	(1,839)
Net income (loss)	$9,740	$(2,410)

Net income (loss) per share - basic	$0.34	$(0.09)
Net income (loss) per share - diluted	$0.34	$(0.09)

Weighted average outstanding shares - basic	28,273	27,428
Weighted average outstanding shares - diluted	28,840	27,428

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income
	For the Three Months
	Ended March 31,
	2014	2013

Net income (loss)	$9,740	$(2,410)
Income tax expense (benefit), net	5,923	(1,839)
Income (loss) before income taxes	15,663	(4,249)
Purchase amortization and other related costs	6,176	7,152
Stock-based compensation expense	7,879	17,326
Acquisition and integration related costs	1,114	505
Restructuring and related costs	—	271
Settlements and impairments	1,053	—
Non-GAAP income before income taxes	31,885	21,005
Assumed rate for income tax expense, net *	38%	38%
Assumed provision for income tax expense, net	(12,116)	(7,982)
Non-GAAP net income	$19,769	$13,023

Net income (loss) per share - diluted	$0.34	$(0.09)
Non-GAAP net income per share - diluted	$0.69	$0.47

Weighted average outstanding shares - diluted**	28,840	27,896

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	For the Three Months
	Ended March 31,
	2014	2013

Net income (loss)	$9,740	$(2,410)
Purchase amortization in cost of revenues	2,877	3,027
Purchase amortization in operating expenses	3,299	4,125
Depreciation and other amortization	3,675	3,014
Interest income	(137)	(104)
Interest expense	1,615	1,755
Income tax expense (benefit), net	5,923	(1,839)
EBITDA	$26,992	$7,568
Stock-based compensation expense	7,879	17,326
Acquisition and integration related costs	1,114	505
Restructuring and related costs	—	271
Settlements and impairments	1,053	—
Adjusted EBITDA	$37,038	$25,670

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents and short term investments	$223,443	$255,953
Accounts receivable, net	32,286	20,761
Deferred and other income taxes, net	37,362	22,506
Prepaid and other current assets	8,113	6,597
Debt issuance costs, net	2,547	2,649
Total current assets	303,751	308,466

Long-term investments	22,168	21,990
Property and equipment, net	57,338	57,719
Goodwill	718,824	718,587
Intangible and other assets, net	137,168	144,472
Deposits and other assets	1,818	1,855
Debt issuance costs, net	3,729	3,893
Total assets	$1,244,796	$1,256,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,100	$53,128
Current portion of long-term debt	26,250	24,063
Deferred revenue	35,926	34,362
Total current liabilities	107,276	111,553

Long-term debt, less current portion	122,500	129,062
Deferred gain on sale of building	25,655	26,286
Deferred rent	23,353	22,828
Deferred income taxes, net	31,390	34,582
Income taxes payable	4,829	4,809

Stockholders' equity	929,793	927,862
Total liabilities and stockholders' equity	$1,244,796	$1,256,982

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months
	Ended March 31,
	2014	2013
Revenues
United States	$113,326	$99,296
International
External customers	5,750	4,737
Intersegment revenue *	—	116
Total international revenue	5,750	4,853
Intersegment eliminations	—	(116)
Total revenues	$119,076	$104,033

EBITDA
United States**	$26,368	$9,286
International ***	624	(1,718)
Total EBITDA	$26,992	$7,568

*Intersegment revenue is attributable to services performed for the Company’s wholly owned subsidiary, Property and Portfolio Research (“PPR”) by Property and Portfolio Research Ltd., a wholly owned subsidiary of PPR. Intersegment revenue is recorded at an amount the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

**U.S. EBITDA includes an allocation of approximately $400,000 for the three months ended March 31, 2014. This allocation represents costs incurred for International employees involved in development activities of the Company's U.S. operating segment. There were no costs allocated to U.S. EBITDA for the three months ended March 31, 2013.

***International EBITDA includes a corporate allocation of approximately $100,000 for each of the three months ended March 31, 2014 and 2013. This allocation represents costs incurred for U.S. employees involved in management and expansion activities of the Company's International operating segment.

Reconciliation of Non-GAAP Financial Measures with 2013-2014 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

	2013				2014
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9
Income (loss) before income taxes	(4.2)	13.6	18.1	20.1	15.6
Purchase amortization and other related costs	7.1	6.9	6.6	6.4	6.2
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9
Acquisition and integration related costs	0.5	0.1	—	—	1.1
Restructuring and related costs	0.3	—	0.1	—	—
Settlements and impairments	—	—	—	—	1.0
Non-GAAP income before income taxes	21.0	27.8	32.6	35.8	31.8
Assumed rate for income tax expense, net *	38%	38%	38%	38%	38%
Assumed provision for income tax expense, net	(8.0)	(10.6)	(12.4)	(13.6)	(12.0)
Non-GAAP net income	$13.0	$17.2	$20.2	$22.2	$19.8

Non-GAAP net income per share - diluted	$0.47	$0.61	$0.71	$0.78	$0.69

Weighted average outstanding shares - diluted**	27.9	28.2	28.3	28.4	28.8

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

** For periods with GAAP net losses, the basic weighted-average outstanding shares are used to calculate the GAAP net loss per share as including the effect of the potentially dilutive securities would have an anti-dilutive effect. For periods with Non-GAAP net income, the diluted weighted-average outstanding shares are used to calculate Non-GAAP net income per share in order to reflect the impact of potentially dilutive securities.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	2013				2014
	Q1	Q2	Q3	Q4	Q1

Net income (loss)	$(2.4)	$8.3	$11.1	$12.8	$9.7
Purchase amortization	7.1	6.9	6.6	6.4	6.2
Depreciation and other amortization	3.0	3.1	3.4	3.4	3.7
Interest income	(0.1)	(0.1)	—	(0.1)	(0.1)
Interest expense	1.8	1.8	1.7	1.7	1.6
Income tax expense (benefit), net	(1.8)	5.3	7.0	7.3	5.9
EBITDA	$7.6	$25.3	$29.8	$31.5	$27.0
Stock-based compensation expense	17.3	7.2	7.8	9.3	7.9
Acquisition and integration related costs	0.5	0.1	—	—	1.1
Restructuring and related costs	0.3	—	0.1	—	—
Settlements and impairments	—	—	—	—	1.0
Adjusted EBITDA	$25.7	$32.6	$37.7	$40.8	$37.0

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance-Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2014		Ended December 31, 2014
	Low	High	Low	High

Net income	$2,600	$5,600	$28,200	$36,000
Income tax expense, net	1,600	3,400	17,300	22,100
Income before income taxes	4,200	9,000	45,500	58,100
Purchase amortization and other related costs	14,400	14,400	48,200	48,200
Stock-based compensation expense	8,500	7,500	35,000	30,000
Acquisition and integration related costs	5,000	3,000	8,500	6,500
Restructuring and related costs	—	—	3,500	2,500
Settlements and Impairments	—	—	1,100	1,100
Non-GAAP Income before income taxes	32,100	33,900	141,800	146,400
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(12,198)	(12,882)	(53,884)	(55,632)
Non-GAAP Net Income	$19,902	$21,018	$87,916	$90,768

Net Income per share - diluted	$0.09	$0.19	$0.98	$1.25
Non-GAAP Net Income per share - diluted	$0.69	$0.73	$3.05	$3.15

Weighted average outstanding shares - diluted	28,800	28,800	28,800	28,800

* A 38% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2014		Ended December 31, 2014
	Low	High	Low	High
Net income	$2,600	$5,600	$28,200	$36,000
Purchase amortization and other related costs	14,400	14,400	48,200	48,200
Depreciation and other amortization	3,700	3,700	14,800	14,800
Interest and other expense (income), net	4,300	4,300	14,200	14,200
Income tax expense, net	1,600	3,400	17,300	22,100
Stock-based compensation expense	8,500	7,500	35,000	30,000
Acquisition and integration related costs	5,000	3,000	8,500	6,500
Restructuring and related costs	—	—	3,500	2,500
Settlements and impairments	—	—	1,100	1,100
Adjusted EBITDA	$40,100	$41,900	$170,800	$175,400

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and online marketplaces. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 8 million registered members. Including Apartments.com, CoStar operates websites that have over 17 million unique monthly visitors in aggregate. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of over 2,300 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot be sustained at the current pace, including trends related to sales, earnings, revenue and top-line growth and EBITDA margins; the risk that the expansion of the field sales team does not produce the expected results; the risk that the new sales executives do not become more productive throughout 2014 and into 2015 or produce growth in sales; the risk that the businesses of Apartments.com and CoStar Group may not be combined successfully or in a timely and cost-efficient manner; the risk that the combination does not result in increased penetration in the multi-family vertical or position the combined company for continued long-term growth; the risk that the combination and integration of Apartments.com will disrupt CoStar Group’s operations or result in the loss of customers or key employees; the risk that the business plan for Apartments.com does not result in significant and sustainable revenue and earnings growth; the risk that revenues for the second quarter and full year 2014 will not be as stated in this press release; the risk that the decrease in revenue from the discontinuation of non-core services at Apartments.com will not be as expected or occur when expected; the risk that the acquisition of Apartments.com is not accretive to non-GAAP net income in 2014; the risk that non-GAAP net income per diluted share for the second quarter and full year 2014 will not be as stated in this press release; the risk that amount or timing of investments in sales and marketing at Apartments.com will not be as expected or occur when expected; the risk that those investments do not drive revenue synergies later this year and into 2015 as expected; the risk that Adjusted EBITDA for the second quarter and full year 2014 will not be as stated in this press release; the risk that the amount and timing of any stock-based compensation incurred and recorded will not be as expected; and the risk that synergies from the acquisition of Apartments.com will not be as expected, occur within the expected timeframe or drive revenue and earnings growth as expected. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC, including in the “Risk Factors” section of that filing, and the company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.